Exhibit 99.1

Dear Stockholder,

I am excited to announce an increase in InvenTrust’s (“IVT” or the “Company”) new estimated share value for the Company’s common stock to $3.29 per share, which represents a $0.15 improvement over last year’s value. This new estimated share value was established by our Board of Directors on May 1, 2017. We believe this new estimated share value and the increase in the distribution rate in the first quarter of 2017 support InvenTrust’s portfolio transformation strategy, demonstrate the progress on this strategy achieved by our team over the past year and reflect the continued confidence in InvenTrust’s financial position.

The hard working team at InvenTrust has continued to refine our portfolio of assets and the capital structure of the Company. In the last 12 months, we completed the sale of our student housing platform and used approximately $240 million of the proceeds from the transaction to complete a modified “Dutch Auction” tender offer, providing a liquidity opportunity to our stockholders. We also paid down debt and enhanced our balance sheet, which will drive the execution of our strategy in the future. From a portfolio perspective, we rotated out of 17 low-growth properties with less favorable market demographics into premier assets in Sunbelt markets with high job and income growth. These accomplishments have delivered value to the Company and our stockholders, as demonstrated by the increase in our estimated share value.

For your convenience, the table below indicates the main attributes that affected the value:

Change in Estimated Share Value from May 2016 to May 2017(1)

May 2016 Estimated Share Value	$3.14

Same Store Retail(2)	$0.69
Retail Acquisitions & Dispositions	$0.33

Total Retail Portfolio (3)	$1.02
Total Non-Core / Investment in Unconsolidated Entities (4)	($0.01)
Total University House (5)	($0.95)
Total Cash and Other Assets, net of other liabilities (6)	$0.08
Corporate Debt (Line of Credit & Term Loan)	$0.05
Estimated Transaction Costs, Closing Costs, and Contingencies Related to the Disposition of Certain Properties	$0.02
Change from Mid-Point (7)	($0.06)

May 2017 Estimated Share Value	$3.29

(1)	Per share value reflects, to the extent applicable, property-level debt. Note that our shares of common stock outstanding decreased 10.3% from May 1, 2016 to May 1, 2017 primarily as a result of our modified “Dutch Auction” tender offer completed in December 2016.
(2)	“Same Store Retail” refers to retail assets included in both the May 1, 2016 estimate of per share value and the May 1, 2017 estimate of per share value and excludes any dispositions and acquisitions between May 1, 2016 and May 1, 2017.
(3)	“Total Retail Portfolio” includes (a) wholly owned retail properties and (b) properties owned by IAGM Retail Fund I, LLC (“IAGM”), our joint venture with PGGM Private Real Estate Fund. For the joint venture properties described in (b), this table only includes the per share value attributed to the Company based on its percentage ownership.
(4)	Value includes (a) Worldgate Plaza (our one non-core office asset), (b) CDH CDO LLC and Concord Debt Holdings LLC, (c) Downtown Railyard Venture LLC, (d) Oak Captive Insurance, and (e) the IAGM joint venture net working capital attributable to the Company based on its percentage ownership.
(5)	“Total University House” includes (a) the student housing platform and properties sold by the Company on June 21, 2016 including transaction cost savings and (b) any other student housing dispositions that have occurred since May 1, 2016.

(6)	Includes cash and cash equivalents, marketable securities, and certain other assets and liabilities.
(7)	The Audit Committee recommended and the Board determined it was appropriate to reduce the Duff & Phelps mid-point value to account for (a) current U.S. economic conditions, including political effects on the economy, interest rate changes and overall market conditions; (b) industry-specific trends and data (i.e., store closings and bankruptcies); and (c) e-commerce sales growth and the perception of the internet’s impact on retail sales.

A detailed explanation of the valuation method and process used to estimate our new per share value of $3.29 is available in our Current Report on Form 8-K filed with the SEC on May 5, 2017. We encourage you to read the filing in its entirety. It is important to remember the new estimated share value does not take into account the value stockholders received from the 2015 spin-off from InvenTrust and listing of Xenia Hotels & Resorts on the NYSE or the spin-off of Highlands REIT from InvenTrust into a separate non-traded REIT in 2016. These companies are separate, independent companies with their own valuations.

InvenTrust’s Strategy Going Forward

In addition to the progress we’ve made in the last year to transform our portfolio and maximize value for stockholders, we have developed and are already executing on a long-term strategy to combat current industry headwinds. We are seeing a number of factors currently affecting our portfolio and the retail marketplace. First is the potential for interest rate increases and the possible short-term negative effects to commercial property values.

Additional factors include how e-commerce is changing the retail landscape for some retailers, recent store closings, and the negative perception of retail by the media. We continue to monitor closely the effect of e-commerce on brick-and-mortar retailers and we believe and are confident that brick-and-mortar stores will continue to be integral to the retail industry. In fact, over 90% of retail sales are captured by brick-and-mortar stores and 66% of consumers who purchase online will also visit the store before or after the transaction.1 Physical stores help retailers build their brands and drive online sales, as evidenced by the strategy of popular online retailers, such as Amazon and Bonobos, opening physical stores to further enhance their brand presence. We believe the future of retail is bricks and clicks, not bricks or clicks.

Taking a closer look at our portfolio, 70% of our retail assets are anchored or shadow-anchored by grocers, which tend to be more resistant to internet competition. Furthermore, we believe our diversified and balanced tenant concentration is full of high-quality, successful retail companies that understand and have developed omni-channel e-commerce strategies to maximize customer satisfaction and profitability. Finally, we see limited supply growth in the retail space. Fewer retail centers are being built, which we believe will help to offset store closings and bankruptcies, especially in high-quality centers in growing markets where retailers want to be and are competing for space.

We believe designing a unique open-air retail platform, comprised of grocery-anchored community centers and necessity-based power centers, with characteristics to perform in different economic conditions, better positions InvenTrust to drive value and enhance income growth over the long term. We will continue to transform and refine our multi-tenant retail portfolio into a unique and compelling investment opportunity with desirable properties in markets with high job and income growth in the Sunbelt region, such as Dallas, Atlanta, Raleigh, Austin, Southern California and Florida.

We believe our strategy of concentrating on the right properties in the right markets will maximize long-term value for our stockholders. We also believe the execution of these initiatives will allow us the flexibility to more effectively evaluate, and potentially pursue, various liquidity options for our stockholders when market conditions are right.

Estimated Share Value Methodology

In order to arrive at our estimated share value, the Audit Committee of our Board of Directors (the “Board”) and our Board engaged Duff & Phelps, LLC (“Duff & Phelps”), an independent third-party global valuation advisory and corporate finance consulting firm that specializes in providing real estate valuation services, to advise the Audit Committee and the Board in their estimate of the per share value of our common stock on a fully diluted basis as of May 1, 2017. Duff & Phelps provided a range of per share values for the Audit Committee and the Board to consider and utilized the “net asset value” or “NAV” method. This method is based on the fair value of real estate, real estate related investments and all other assets, less the fair value of total liabilities. The fair value estimate of the real estate assets is equal to the sum of its individual real estate values. Generally, Duff & Phelps estimated the value of our real estate and real estate-related assets at our ownership interest using the income capitalization approach, which included using a discounted cash flow calculation of projected net operating income, less capital expenditures, for each property for the

[1]	-Source-ICSC, March 2017

ten-year hold period ending April 30, 2027 or the residual stabilized year, and applying a market supported discount rate and capitalization rate. For acquisitions after January 1, 2017 and properties under contract for sale, Duff & Phelps valued the assets at the contractual purchase price. For all other assets, including cash, other current assets, non-retail joint ventures, land developments and marketable securities, fair value was determined separately. A fair value of our long-term debt obligations, including current liabilities, was also estimated by Duff & Phelps, by comparing market interest rates to the contract rates on our long-term debt and discounting to present value the difference in future payments. For loans currently in default or assets valued near the outstanding debt balance, Duff & Phelps excluded a fair value estimate of the debt.

We believe that the NAV method used to estimate the per share value of our common stock is the methodology most commonly used by non-listed REITs to estimate per share value. The estimated value of our real estate assets reflected above does not necessarily represent the value we would receive or accept if the assets were marketed for sale. The market for commercial real estate can fluctuate and values are expected to change in the future. Further, the estimated per share value of our common stock does not reflect a liquidity discount for the fact that the shares are not currently traded on a national securities exchange, a discount for the non-assumability or prepayment obligations associated with certain of our loans and other costs that may be incurred, including any costs of sale of our assets other than the estimated transaction costs, closing costs and contingencies related to dispositions of certain properties.

Our estimated per share value does not reflect “enterprise value,” which may include an adjustment for:

•	the size of our portfolio given that some buyers may be willing to pay more for a portfolio than they are willing to pay for each property in the portfolio separately;

•	any other intangible value associated with a going concern; or

•	the possibility that our shares could trade at a premium or a discount to net asset value if we listed our shares on a national securities exchange.

We have provided a detailed explanation of the valuation method and process used to estimate the new per share value in our Current Report on Form 8-K filed with the SEC on May 5, 2017. We encourage you to read the filing in its entirety.

To our more than 155,000 stockholders – we are committed to delivering transparent and consistent information regarding our progress and performance. I look forward to updating you on our progress and achievements throughout 2017. As always please feel free to contact us with any questions at 855-377-0510 or investorrelations@inventrustproperties.com.

Sincerely,

INVENTRUST PROPERTIES CORP.

Thomas P. McGuinness

President, CEO

Forward-Looking Statements in this letter, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future and are typically identified by words such as “believe,” “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. These statements include, without limitation, statements concerning our estimated per share NAV, assumptions made in determining estimated per share NAV; and statements about our plans and strategies, among other things. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain and involve known and unknown risks that are difficult to predict. Certain factors that may cause actual results to differ materially from current expectations are listed from time to time in our Securities and Exchange Commission reports, including, but not limited to, the most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission. InvenTrust intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, except as may be required by applicable law. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this letter. We undertake no obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.